                                                                       EXHIBIT 2


                            ASSET PURCHASE AGREEMENT


AGREEMENT, dated as of the 30 December 1996 (herein, together with the Exhibits attached hereto, referred to as the "Agreement"), between European Technology Partner AS a company with limited liability duly incorporated under Norwegian law ("Seller") and LCC International AS a company with limited liability duly incorporated under Norwegian law ("Buyer").


                              W I T N E S S E T H:

WHEREAS, Seller is engaged in the business of the design, marketing, sale and supply of hardware and software products, and related services, to the wireless telecommunications industry including, without limitation, network monitoring. network quality, asset management and network analysis systems and products (referred to herein as the "Acquired Business");

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to acquire from Seller, the Acquired Business and the parties desire that Buyer assume the liabilities (except as otherwise excluded herein) of the Acquired Business, as set forth in this Agreement;

NOW, THEREFORE, the Buyer and Seller hereby agree as follows:


1        SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1      Sale and Purchase of Assets
         Upon the terms and subject to the conditions contained herein, on the Closing Date (as defined in Section 3), Seller shall sell, convey, transfer and deliver to Buyer and Buyer will purchase and accept from Seller, all of the assets used in connection with the Acquired Business (the "Purchased Assets"), including without limitation the following:

         (a) all agreements, leases, licenses, insurance contracts, commitments, sale and purchase orders, delivery orders, change orders, agreements with sales representatives, non-disclosure agreements, internal work orders, teaming agreements and other instruments of any kind, whether written or oral, relating to the Acquired Business and any pending contracts or bid submitted by Seller in connection with the Acquired Business ("Contracts");

         (b) all current account receivables and cash at hand (as defined in Section 4.5) of the Acquired Business ("Receivables");

         (c) all goods in stock and work in progress (as defined in Section 4.6.) of the Acquired Business ("Inventories");

         (d) all fixed assets (as defined in Section 4.7) of the Acquired Business ("Fixed Assets");

         (e) all tangible and intangible property, intellectual property rights, and other assets of the Acquired Business relating to the Seller's software and hardware products including, without limitation, those set forth in Exhibit A; all trademarks, service marks and logos used in the Acquired Business, including, without limitation, the registered trademark Cellad; the corporate name European Technology Partners AS; trade secrets, know-how, copyrights, customer and supplier lists, mailing lists, advertising lists, and other proprietary and confidential information of the Acquired Business; and copies of all records, files and papers relating to the Acquired Business and the Purchased Assets, including, without limitation, drawings, engineering information, supplies, computer programs, manuals and data, sales and advertising materials, sales and purchase correspondence, business plans and personnel, employment and other records (the "Intellectual Property");

         (f) all rights against third parties related to the Acquired Business or the Purchased Assets;

         (g)     all prepaid expenses relating to the Purchased Assets;

         (h) all of any of Seller's interest at the Closing Date in any other asset necessary to permit the operation by Buyer of the Acquired Business in substantially the same manner as the Acquired Business has heretofore been conducted.

         (i) the employment contracts for those employees mentioned in Exhibit B.

1.2      Assumption of Liabilities

         On the Closing Date, except as provided below, Buyer shall assume the liabilities associated with the Acquired Business and the Purchased Assets (the "Assumed Liabilities"). Without limiting the foregoing the following shall not be considered Assumed Liabilities:

         (a) other than those amounts accrued on Seller's financial statements and reflected in Exhibit D, any federal, state, local or foreign income, gross receipts, profits, franchise, doing business, transfer, sales, use, property (real or personal), excise and similar taxes (including interest, penalties or additions to such taxes) (herein referred to as "Taxes") that arise from the operation of the Acquired Business or are related to the Purchased Assets and accrued or are allocable to periods on or prior to the Closing Date;

         (b) costs or expenses incurred by Seller incident to this Agreement or to the performance of, or compliance with, this Agreement;

         (c) any claims or liabilities arising (i) in connection with any material breach prior to the Closing Date of any Contract or
                 (ii) in connection with any violation of applicable laws and regulations or otherwise related to conditions existing in, or operations of, the Acquired Business or Purchased Assets prior to the Closing Date; or

         (d) any of Seller's liabilities or obligations under this Agreement or any related agreement or instrument, including any liability for Taxes, including income taxes arising out of a deferred gain on any deferred intercompany transaction, arising out of this Agreement;

         (e) except for Seller's line of credit with DNB having an approximate outstanding balance of NOK800,000 as of the Closing Date, any and all interest bearing debt of Seller, short term or long term, including any and all commitment fees, interest, or other charges relating to such debts including, without limitation, convertible loans issued by employees or share-holders of Seller, and any bank lines of credit or loans issued to Seller;

         (f) any and all agreements, commitments, obligations or commitments relating to the share capital or equity securities of Seller or between the Seller and any shareholder thereof;

         (g) any and all claims or liabilities relating to or arising out of environmental, regulatory (both foreign and domestic), pension, products liability, or other extraordinary liabilities arising other than in the ordinary course of the Acquired Business prior to the Closing Date.

2.       PURCHASE PRICE

2.1      Purchase Price and Allocation

         The purchase price to be paid by Buyer of the Acquired Business and Purchased Assets shall be Thirteen Million Seven Hundred and Fifty Thousand (USD 13,750,000) ("Purchase Price"). In addition the Buyer shall assume liabilities as reflected in Exhibit D. The Purchase Price shall be allocated among the Purchased Assets according to an allocation audit to be conducted by Buyer's auditor KPMG.

2.2      Payment of the Purchase Price

         The Purchase Price shall be paid as follows:

         (a) Buyer shall pay USD 10,445,013 on the Closing Date by means of a promissory in the form set forth in Schedule l hereto.

         (b) Escrow Amount. Within six business days after the Closing Date, Buyer shall pay a total amount of USD 1,400,000 to an escrow account pursuant an Escrow Agreement substantially in the form of Exhibit C.

         (c) Employee holdback amount. Buyer shall withhold from the Purchase Price the total amount of USD 1,904,988 (the "Employee Holdback Amount"), which will be paid to the Seller, with Interest (as defined below), in accordance with the schedule set forth below provided, however, that in the event any employee listed below does not accept employment with or voluntarily leaves Buyer or as a result of Termination for Cause (as defined below) prior to the date on which any one or more of the following payments are due and payable to Seller, then Buyer shall be entitled to deduct from the then-current and all future payments due -to Seller under this Section that portion of the Employee Holdback Amount ascribed to such employee as set forth in the following schedule:


----------------------------------------------------------------------------------------------
                          First Installment        Second Installment       Third Installment
 Employee Name            Due Jan. 5, 1998         Due Jan. 5, 1999         Due Jan. 5, 2000
----------------------------------------------------------------------------------------------
 Morten Andersen          USD205,447               USD205,447               USD205,447
----------------------------------------------------------------------------------------------
 Tore Nilsen              USD205,447               USD205,447               USD205,447
----------------------------------------------------------------------------------------------
 Eirik Lund               USD205,447               USD205,447               USD205,447
----------------------------------------------------------------------------------------------
 Jostein Morken           USD0                     USD25,506
----------------------------------------------------------------------------------------------
 Antonio Harnecker        USD0                     USD15,093
----------------------------------------------------------------------------------------------
 Simen Sommerfeldt        USD0                     USD15,093
----------------------------------------------------------------------------------------------


                 For the purposes of this Agreement the term Termination Cause shall mean (a) a material breach of this Agreement, policy of Buyer, or the violation of any law, rule or regulation applicable to the Buyer's business, (b) any act of fraud, dishonesty, deceit, or unethical behavior, or (c) any willful destruction or misuse of Buyer's property.

                 For the purposes of this Section 2(e), the term Interest shall mean interest calculated at an annual rate, over the period, equal to the mean Prime lending rate for Chase Manhattan Bank over the year, as reported in the Wall Street Journal.

                 If terminated for reasons other than: (a) voluntarily by the employee, or (b) by Buyer for Termination Cause the remaining Employee Holdback Amount covering the specific employee in question shall be paid out at the end of the notice period.

                 Buyer and Seller further acknowledge and agree that any and all amounts paid to the foregoing employees, either as a distribution from the Seller or in consideration of the sale of all or any portion of their equity interest(s) in the Seller to Industriinvestor ASA arising out of or in connection with this Agreement shall be structured in a manner so that the amounts corresponding to the employee's name in the foregoing schedule are withheld from such payment(s) until such time as the corresponding holdback payment(s) are made to the Seller by the Buyer under this Section.

         (d) Bank Guarantee. Buyer shall furnish to the Seller a bank guarantee of the payment of the First., Second and Third installment of the Employee Holdback Amount in substantially the terms of Exhibit D or such other terms and with a Norwegian bank that shall be mutually acceptable to Seller and Buyer. Buyer shall bear the cost of such bank guarantee.

         (e) Out of the amounts held back under Section 2(c) above, Buyer shall be entitled to set-off the following amounts, on a pro rata basis, against any claims that the Buyer may have against Seller under this Agreement during the two year period immediately following the date hereof:



---------------------------------------------------
 Employee Name
---------------------------------------------------
 Morten Andersen                       USD236,005
---------------------------------------------------
 Tore Nilsen                           USD236,005
---------------------------------------------------
 Eirik Lund                            USD236,005
---------------------------------------------------
 Jostein Morken                        USD14,648
---------------------------------------------------
 Antonio Harnecker                     USD8,668
---------------------------------------------------
 Simen Sommerfeldt                     USD8,668
---------------------------------------------------


3.       CLOSING

         The closing of the transactions provided for herein (the "Closing") will take place at the offices of Seller on 30 December 1996 (the date of the Closing being the "Closing Date").


4.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

         Seller represents and warrants to and covenants with Buyer that:

4.1      Organization and Authority of Seller.

         Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Seller has the corporate power and authority to own and lease its properties and to carry on its business, including the Acquired Business, as now being conducted and is duly qualified to do business in each jurisdiction in which the nature of the Acquired Business requires it to be so qualified. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate actions on the part of Seller. There are no pending voluntary or involuntary proceedings against Seller relating to bankruptcy, insolvency, reorganization or liquidation. The Agreement has been duly executed and delivered by Seller's signatory thereto and constitutes the valid, binding and enforceable obligation of Seller.

4.2      Ability to Carry Out the Agreement.

         Seller is not subject to or bound by any provision of:

                 (i) any law, statute, rule, regulation or judicial or administrative decision,

                 (ii) any articles or certificate of incorporation or by-laws,

                 (iii) any contract, mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, license, permit, or

                 (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

         that would prevent, be violated by, or under which there would be any default as a result of, the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby.

4.3      Financial Statements and Closing Date Statement.

         (a) Exhibit E sets forth the true and complete copy of the unaudited balance sheet of the Acquired Business as at 30. September 1996 (the "Most Recent Balance Sheet"), and the related statements of income of the Acquired Business as of and for the period covered by the Most Recent Balance Sheet (collectively, the "Financial Statements"). The Financial Statements fully and fairly present the financial position of the Acquired Business, for the periods or as of the dates stated therein, and have been prepared in accordance with Norwegian GAAP applied on a consistent basis, and do not fail to state any material fact or conditions.

         (b) Exhibit E sets forth a sheet that fully and fairly reflects an accurate projection of the Purchased Assets and the Assumed Liabilities on the Closing Date, subject to reasonable audit adjustments due to changes in accounting principles, prepared in accordance with Norwegian GAAP applied in a manner consistent with Seller's standard accounting practices applied throughout 1996, and which do not fail to state any material fact or condition (the "Closing Date Statement").

4.4      Sufficiency of and Title to the Purchased Assets.

         (a) The Purchased Assets constitute on the Closing Date all of the assets used in or that are necessary to permit the operation by Buyer of the Acquired Business in substantially the same manner as the Acquired Business has heretofore been conducted.

         (b) Seller is the sole and exclusive legal and equitable owner of, and has good, marketable, and insurable title to, the Purchased Assets and the Intellectual, Property (including, without limitation, all Intellectual Property described in Exhibit A hereto), free and clear of any encumbrances.

4.5      Accounts Receivables.

         Exhibit F sets forth a list of all Receivables of the Acquired Business as of the Closing Date, including the amount and aging of each such account receivable, each of which represents sales or licenses actually made or services actually performed in the usual course of the Acquired Business consistent with past practice. Since the date of the Most Recent Balance Sheet, (i) no event has occurred that would, under the practices of the Acquired Business in effect when the Most Recent Balance Sheet was prepared, require a material increase in the ratio of the reserve for uncollectible accounts receivable of the Acquired Business, and (ii) there will be material adverse change in the Receivables in terms of aging. The Receivables are and will be valid and collectible and there is no contest, claim, deductions or right of set-off with any third party of any such account receivable.

4.6      Inventories.

         Exhibit G sets forth a list of all Inventories of the Acquired Business as of the Closing Date.

4.7      Fixed Assets.

         Exhibit H sets forth a list of all Fixed Assets of the Acquired Business as of the Closing Date. The Assets consist only of items in good condition (except for normal wear and tear) and saleable or usable in the ordinary course of business.

4.8      Litigation.

         (a) There is no action, suit, proceeding or investigation pending or, to the best of Seller's knowledge, threatened, against Seller or with respect to any of its properties, at law, in equity or otherwise, in any way relating to the Purchased Assets or the Acquired Business nor is there any reasonable basis for any such action, suit, proceeding or investigation.

         (b) There are no judgments, orders or decrees entered against which have, or will likely have, an adverse effect on the Acquired Business or the Purchased Assets.

4.9      Compliance with Laws.

         The Acquired Business is being conducted and has been conducted in compliance in all material respects with all applicable laws and regulations. Seller has not been notified by any governmental authority within the past five (5) years that it is in violation of any applicable law or regulation in respect of the activities of the Acquired Business or with respect to any Purchased Asset.

4.10     Contracts.

         (a) Exhibit G page 2 lists each Contract including a description of each oral Contract outstanding as of the Closing Date to which Seller is a party, or by which its respective properties are bound, and which is material to the business, financial condition or results of operation of the Acquired Business and providing for the payments aggregating, or the provision of goods or services having a value of, not less than $50,000.

         (b) Seller has delivered to Buyer true and complete copies of each Contract contained in Exhibit G.

         (c) Each Contract is in full force and effect and is being performed by all the parties thereto (including the Seller) in accordance with its terms and is without any default by the Seller or any failure by Seller to perform any material obligation and, to the best of Seller's knowledge, by any other party thereto, and Seller has not received any notice of default and is not aware of the existence of any event, condition, action or omission that could give rise to any default or failure to perform. Seller has not made any material misrepresentation in connection with any of the Contracts.

         (d) The transactions contemplated hereby will not invalidate any Contract.

         (e) With respect to any intellectual property that is licensed to Seller under any Contract, such intellectual property has been licensed on an arms-length basis and can be used in the Acquired Business as currently conducted in accordance with the terms and conditions of such licenses.

4.11     Product and Service Warranties.

         The only express warranties, other than those specified in the Contracts set forth in Exhibit G page 2, written or oral, with respect to the products or services sold by the Acquired Business and included among the Purchased Assets or the Assumed Liabilities are as set forth in Exhibit I.

4.12     Employee Benefits and Certain Employee Matters.

         All employment of any terminated former employee of Seller whose work was related to the activities of the Acquired Business has been terminated in accordance with any applicable contractual terms and applicable law, and Seller has no liability under any Contract or applicable law toward any such terminated employee. The consummation of the transactions contemplated hereby will not cause Seller or Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any Person.

4.13     Intellectual Property.

         Seller represents and warrants,

                 (i) with respect to the Intellectual Property (including, without limitation, each of the software and other products listed in Exhibit A hereto), such Intellectual Property can be used in the Acquired Business as currently conducted free and clear of restrictions, encumbrances and royalties (except for those royalties set forth in Exhibit J) on such use, including without limitation, any rights retained by Seller;

                 (ii) as used in the conduct of the Acquired Business as conducted in the past and as presently conducted, none of the Intellectual Property has at any time in the past infringed or misappropriated or otherwise violated, or is likely to violate, directly or indirectly, any intellectual property right of another person, nor is the Seller otherwise in the conduct of its business infringing upon the intellectual property rights of any other party;

                 (iii) there is no intellectual property of another Person which infringes or misappropriates the Intellectual Property; and

                 (iv) all licenses and other agreements relating to the Intellectual Property which might be inconsistent with the terms of this Agreement have been terminated on the Closing Date, or will have otherwise ceased to apply on such date, at no cost to Buyer.

4.14     Guarantees.

         Exhibit K contains a list of all obligations of Seller with respect to third party guarantees, indemnities, surety bonds, letters of credit or letters pursuant to which Seller has made any undertaking to a third party related in any way to the Acquired Business or the Purchased Assets.

4.15     Absence of Undisclosed Liabilities.

         To the best of Seller's knowledge, there are no liabilities relating to the Acquired Business or the Purchased Assets, other than liabilities disclosed in this Agreement, the Financial Statements, the Closing Date Statement or contractual obligations related to the performance of Contracts in accordance with their terms. All such liabilities relate exclusively to the activities of the Acquired Business as currently conducted.

4.16     Insurance.

         Seller has at all times maintained insurance relating to the Acquired Business and the Purchased Assets and covering property, fire, casualty, liability, workmen's compensation, and all the other forms of insurance customarily obtained by businesses in the same industry. Such insurance: (i) is in full force and effect; (ii) is sufficient for compliance in all material respects with all requirements of applicable law and of any Contract included in the Purchased Assets;
         (iii) is valid, outstanding, and enforceable; and (iv) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and provides adequate insurance coverage for the activities of the Acquired Business. Exhibit L lists and describes all insurance policies maintained, owned or held in connection with the Acquired Business. Seller has received no notice of cancellation with respect to any item listed in Exhibit L.

4.17     Environmental Matters.

         There are no pending or, to the best of Seller's knowledge, threatened, claims, consent orders, consent decrees, settlement agreements, court or administrative orders, notices, complaints, requests for information, or inquiries received by Seller with respect to any alleged violation of, or potential liability under, any environmental statute or regulation or common law related to environmental matters in connection with the Acquired Business or any of the Purchased Assets or related to any property utilized in the Acquired Business;

4.18     Non-Competition Restrictions.

         Neither Seller nor the Purchased Assets are bound by any Contract that would restrict Buyer's ability to engage in any business activity within the historic scope of the activities of the Acquired Business.

4.19     No Preferential Buyers.

         There are no preferential buyer rights or rights of first refusal in third parties with respect to any of the Purchased Assets other than the rights of customers to purchase finished goods pursuant to existing sales arrangements.

4.20     Leases.

         With respect to those leases, both of personal property and real property, and other commitments that are Assumed Liabilities, Seller is in compliance in all respects with the terms and conditions of all such leases and other commitments as of the Closing Date.

4.21     Conduct of Business.

         Since the date of the Most Recent Balance Sheet, Seller has not done or agreed to do any of the following: (a) incur, assume, guarantee, or become subject to, or surety on, any indebtedness or obligation relating to any lending or borrowing or any other liability or commitment in connection with the Acquired Business or related to the Purchased Assets except current liabilities and commitments incurred in the ordinary course of business and reflected in the Closing Date Statement; (b) pay any obligation or liability in connection with the Acquired Business or related to the Purchased Assets other than, in the ordinary course of business, current liabilities reflected or disclosed in the Most Recent Balance Sheet and current liabilities incurred since the date of the Most Recent Balance Sheet and reflected in the Closing Date Statement; (c) purchase or lease any real property in connection with the Acquired Business; (d) transfer, mortgage, pledge or subject to any encumbrance any of the Purchased Assets; (e) enter into any transaction in connection with the Acquired Business or related to the Purchased Assets other than in the ordinary course of business; (f) increase the rate of regular or special compensation payable to or to become payable by it to any of its officers, employees, consultants, or agents in connection with the Acquired Business over the rate being paid them as of the date of the Most Recent Balance Sheet, other than normal merit increases or special non-recurring compensation in connection with services related to the transactions contemplated hereby, employee or consultant other than pursuant to normal business practice, and general pay increases which took place in October 1996 and are reflected in Exhibit B hereto; (g) make any increase in any bonus, insurance, pension or employee benefit plan payments or arrangements made to, for or with any officers or employees in connection with the Acquired Business, except for the general pay increases that took place in October 1996 and are reflected in the Closing Statement; (h) introduce any new or materially changed method of management, operation or accounting in respect of the Acquired Business or any of the Purchased Assets, or rights applicable thereto; (i) conduct the Acquired Business other than in the ordinary course consistent with past practice, including, without limitation, the production and sale, advertising and promotion of products and inventory management; (j) submit any bid for a Contract involving delivery of goods or services for a price equal to or in excess of $50,000 that contemplates or is based upon a gross profit margin of less than 25% or any bid for a Contract involving the delivery of goods or services for a price less than $50,000 that contemplates or is based upon a gross profit margin of less than 10%; or (k) waive any right of material value in connection with the Acquired Business or related to the Purchased Assets.

4.22     Accuracy of Information Furnished.

         (a) There is no fact which could have a material adverse effect on the Acquired Business which Seller has not prior to or on the Closing Date disclosed to Buyer.

         (b) For the purposes of determining the accuracy and completeness of all representations and warranties herein, and all Exhibits hereto, Seller has made due inquiry in order to inform itself to the fullest reasonable extent with respect thereto.

4.23     Powers of Attorney.

         Except for powers held by trademark and copyright agents and attorneys, there are no outstanding powers of attorney specifically relating to the Acquired Business or the Purchased Assets.

4.24     Fees and Expenses.

         Seller shall pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated herein, except a maximum of USD 125,000 paid by ETP to Industriinvestor ASA, or its counsel, as reflected in Exhibit D.

4.25     Non-compete.

         Seller covenants that, until the third anniversary of the Closing Date, it will not, for its own account or for the account of any other person:

         (i) be directly or indirectly engaged (through equity ownership or otherwise) in any business which competes with the Acquired Business;

         (ii) disclose to any third party any confidential information relating to the Acquired Business, and not already in the public domain, except where legally obliged to make such disclosure, or use such information in any way which may be detrimental to the Acquired Business; or

         (iii) assist any other person or entity in taking any of the foregoing actions.

4.26     Best Efforts.

         Seller shall cooperate with, and use its best efforts to assist in obtaining (a) any and all consents required under Contracts, Intellectual Property, statutory and regulatory legislation etc. arising as a result of this Agreement and (b) the approval and acceptance from the relevant Norwegian Regulatory Authority of the noncompetition clauses in Sections 4.25 and 4.27 and Exhibit M in relation to Seller, Morten Andersen, Tore Alf Nilsen and Eirik Lund.

4.27     Certain Employee Obligations.

         The employees Morten Andersen, Tore Alf Nilsen, and Eirik Lund shall accept employment with Buyer for a period of three years in accordance with an employment agreement, in substantially the form set forth in the Exhibit M hereto, to be signed between Buyer and each of the employees on the Closing Date.


5.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

         Buyer represents and warrants to and covenants with Seller that:

5.1      Organization and Authority of Buyer.

         Buyer is a corporation duly under incorporation, validly existing and in good standing under the laws of Norway, with the corporate power and authority to enter into this Agreement to which it is a signatory and to perform its obligations hereunder.

5.2.     Expenses.

         Buyer shall pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated herein.

5.3      Disclosure.

         Buyer has prior to the Closing Date reviewed the contracts set forth in Exhibit N hereto.

6.       CERTAIN POST-CLOSING OBLIGATIONS OF SELLER AND BUYER

         From and after the Closing, each party hereto shall fully cooperate with and make available to the other party upon request, during normal business hours, all books, records, information and employees (without substantial disruption of employment) necessary and useful in connection with the preparation of any tax return or government report, any Tax inquiry, audit, investigation or any other matter requiring any such books, records, information or employees for any reasonable business purpose.


7.       INDEMNIFICATION

7.1      Indemnification of Buyer.

         Seller agrees to defend, indemnify and hold harmless Buyer

         (a) against any and all losses, liabilities, fines, judgments, claims, damages and expenses (including reasonable attorney's fees actually incurred) incurred by Buyer by reason of, or arising out of (i) any false, misleading or inaccurate representation or warranty by the Seller contained in this Agreement (including any Exhibit and Schedule hereto) or any breach of any such representation or warranty or (ii) any breach by the Seller of any provision of this Agreement.

         (b) any and all liability of the Seller for Taxes arising in respect of or by reference to any income, profits or gains which were earned or accrued by the Acquired Business on or before the Closing Date or in respect of a period ending on or before the Closing Date.


8.       MISCELLANEOUS

8.l      Further Assurances.

         From time to time after the Closing, Seller will execute and deliver, or cause to be executed and delivered, such documents to Buyer as Buyer shall reasonably request in order to ensure that Buyer owns all right, title and interest in and to the Purchased Assets, and from time to time after the Closing, Buyer will execute and deliver, or cause to be executed and delivered, such documents to Seller as Seller shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, in the event that amounts owed to one party from its customers or others are incorrectly paid to the other party, then the party receiving such payment shall promptly, and without demand, pay over such amounts to the party to which such amounts are owed.

8.2      Notices.

         All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective person giving such notice or other communication (in the case of any corporation the signature shall be by an authorized officer thereof) upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

         If to Buyer, to:

                 LCC International AS
                 c/o LCC International, Inc.
                 2300 Clarendon Blvd., Suite 800
                 Arlington, Virginia 22071, U.S.A.

         Attention:  Piyush Sodha / Peter A. Deliso
         Telephone:  (703) 516-7610
         Telecopy:   (703)

         If to Seller, to:

                 European Technology Partner AS
                 Solheimveien 30
                 P.O. Box 447
                 N-1471 Skarer, Norway

         Attention: Sten Osther
         Telephone:  47-67-97-88-00
         Telecopy:  47-67-97-88-01

         Such names and addresses may be changed by such notice.

8.3      Entire Agreement.

         This Agreement (including Exhibits attached hereto, all of which are a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written respecting to such subject matter.

8.4      Waivers.

         No waiver of any term, covenant or condition of this Agreement shall be effective unless made in written instrument duly executed by or on behalf of the party against whom such waiver is enforceable.

8.5      Amendments.

         The parties may agree to the amendment or modification of this Agreement by an agreement in writing executed in the same manner as this Agreement.

8.6      Applicable Law.

         This Agreement shall be governed by and construed in accordance with Norwegian law.

8.7      Severability: Enforcement.

         The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may by judicially modified accordingly in any proceeding brought to enforce such restriction.

8.8      Arbitration.

         Any dispute arising under this Agreement that is not resolved by negotiation between the parties shall be submitted to arbitration in accordance with the arbitration rules of the Oslo Chamber of Commerce. Any such arbitration shall be held in Oslo, Norway. The award of the arbitrators in any such proceeding shall be binding on the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above in two - 2 - originals one to each of the parties.


                             Oslo, 30 December 1996


LCC International AS                         European Technology Partner AS




/s/ TORLEIF P. DAHL                          /s/ IVAR FORMO
-----------------------------------          ----------------------------------
Torleif P. Dahl                              Ivar Formo

                           EXHIBIT AND SCHEDULE LIST


Exhibit A        Description of Certain Conveyed Assets

Exhibit B        List of Employees

Exhibit C        Form of Escrow Agreement between European Technology Partner
                 AS, LCC International AS, Haavind & Haga, Wikborg, Rein & Co.
                 and Industriinvestor AS

Exhibit D        Form of Bank Guarantee to European Technology Partner AS of
                 installment payments of purchase price

Exhibit E        Most Recent Balance Sheet and Closing Date Statement; Other
                 Short Term Debt 12/30/96

Exhibit F        Receivables from Customers; Cash at Hand and Receivables
                 12/30/96

Exhibit G        Inventories

Exhibit H        Fixed Assets List

Exhibit I        Product and Service Warranties

Exhibit J        Royalties

Exhibit K        Guarantees

Exhibit L        Insurance Policies

Exhibit M        Employment Agreements

Exhibit N        List of Offers/Orders and Contracts

SCHEDULE 1 Form of Promissory Note of LCC International AS to European Technology Partner AS in the amount of $10,445,013.

         LCC International, Inc. agrees to furnish supplementally any of the exhibits and schedules listed above to the Commission upon request.